Exhibit 99.1

Worthington Industries Acquires Palmer Mfg. & Tank Business

COLUMBUS, OH--(Marketwired - April 8, 2013) - Worthington Industries, Inc. (NYSE: WOR) announced today that its Pressure Cylinders segment has acquired Palmer Mfg. & Tank, Inc. business, a manufacturer of steel and fiberglass tanks and processing equipment for the oil and gas industry, and custom manufactured fiberglass tanks for agricultural, chemical and general industrial applications. Palmer is located in Garden City, Kan., and employs approximately 200 people.

"We are very excited to add the capabilities of Palmer to further the growth in Pressure Cylinders," said Andrew Billman, president of the business segment. "The Palmer business strengthens our energy position and fits our strategy to geographically expand in the oil and gas industry. When combined with our alternative fuel cylinder business and our entry into the cryogenics arena, we are broadening our energy product offerings." Billman added, "This strategy allows us to participate in the expanding North American oil and gas markets, as well as global growth in alternatives for gas and diesel to power vehicles, which include compressed natural gas (CNG), liquefied natural gas (LNG), autogas (propane) and hydrogen."

Palmer manufactures both steel and fiberglass tanks in a comprehensive range of sizes and is strategically located to serve the Bakken formation in North Dakota, the Uinta and Denver-Julesburg basins, along with several of the shale formations in northern Texas. Palmer was founded in 1971 and has 184,000 square feet of manufacturing space at the Garden City headquarters. The privately owned company generated sales of $70 million in its fiscal year ended June 30, 2012.

"Worthington continues to pursue new markets that are accelerating our growth," said John McConnell, Chairman and CEO. "The acquisition of the Palmer business, together with our recent acquisition of Westerman, gives us a strong footprint in the oil and gas industry. This high-value added manufacturing business complements our existing capabilities and should generate strong commercial synergies."

About Worthington Industries

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington Industries employs approximately 10,000 people and operates 83 facilities in 11 countries.

Worthington's Pressure Cylinders business segment is the world's leading global manufacturer of pressure cylinders, delivering products and value-added services to its customers designed to exceed their expectations in quality, service and value. The company offers the most complete line of pressure cylinders in the industry, including storage of liquefied petroleum, compressed natural gas, refrigerant, oxygen and industrial gases. BernzOmatic ®, Balloon Time® and Worthington™ products are available at retailers nationwide and provide products to consumers for grilling, party planning, outdoor leisure activities and home repair.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to the expected benefits of the acquisition including the expectations for accretiveness, synergies and growth; expected growth of the pressure cylinder business; increases to product lines and participation in markets; opportunities to participate in certain markets; and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the possibility that the costs or difficulties related to the integration of the business acquired are greater than expected; the ability to maintain relationships with customers of the acquired business; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials, supplies, utilities and other items required by operations; the ability to realize price increases, cost savings and operational efficiencies on a timely basis; capacity levels and efficiencies within facilities, within major product markets and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the Company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns and supplier choices; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company; the level of import and import prices in the Company's markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com